Exhibit 99.1

EDUCATION REALTY TRUST ANNOUNCES DEPARTURE OF CRAIG CARDWELL

-Christine Richards Appointed Senior Vice President of Property Operations-

MEMPHIS, Tenn., February 2, 2010 -- Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, management and development of student housing, today announced that Craig Cardwell has resigned from the Company effective February 12, 2010. Mr. Cardwell plans to pursue entrepreneurial opportunities outside of the Company.

“We would like to thank Craig for his many years of dedicated service to the Company and the student housing industry,” said Randy Churchey, President and Chief Executive Officer of Education Realty Trust. “Craig played an instrumental part in the launch of our 2005 Initial Public Offering and we appreciate his past contributions to the Company.  We wish him much success in his new pursuits.”

In addition, the Company also announced the appointment of Christine Richards as Senior Vice President of Property Operations.  In this position, Ms. Richards will be responsible for overseeing the daily operations of the Company’s 44 owned and joint ventured student housing communities.  As she transitions into her new role, Ms. Richards will work closely with Mr. Churchey and Senior Vice President and Chief Investment Officer Tom Trubiana, a leader in the student housing industry for 34 years.

Ms. Richards most recently served as Education Realty Trust’s Vice President of Operations from 2006 to 2010 and as Regional Director from 2001 to 2006. Prior to joining the Company, Ms. Richards held various management positions at Gables Residential Trust, a multi-family apartment REIT, from 1989 to 2001.  Ms. Richards is a member of the Institute of Real Estate Management and a Certified Property Manager (CPM).

“During the past six years Christine has led a strong effort to build our team which has contributed to more effective operations of our student housing communities,” said Mr. Churchey. “Her promotion to Senior Vice President is well deserved and is an example of the depth of our talented team of professionals already in place.  We expect the transition to be smooth and efficient.”

About Education Realty Trust

Education Realty Trust (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America's largest owners and operators of collegiate student housing. Its portfolio includes 64 communities in 22 states with 37,827 owned and managed beds. For more information please visit the Company's website at www.educationrealty.com.

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                            Brad Cohen
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